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                                                                    EXHIBIT B(2)

         Amendment of By-Laws and Establishment of Nominating Committee

         The Chairman indicated that, within the next year, pursuant to a rule recently promulgated by the U.S. Securities and Exchange Commission, the independent directors of investment companies, such as the Company, will be required to select and nominate other independent directors. Accordingly, the Board should consider an amendment to the Company's by-laws and the establishment of a new Nominating Committee in order to bring the Company's procedures into conformity with the new rule.

         After discussion, it was, on motion duly made, seconded and unanimously carried,

                  RESOLVED, that, pursuant to the provisions of Section 6.7 of the Company's by-laws, Section 3.2 of the by-laws shall be, and it hereby is, amended by removing in its entirety the fourth full paragraph of said Section; thus, removing from the responsibilities of the Executive Committee those relating to the nomination of directors; and further

                  RESOLVED, that, pursuant to the provisions of Section 3.1 of the Company's by-laws, the Nominating Committee shall be, and it hereby is, established: (1) to direct the process whereby individuals are selected and nominated to serve as directors of the Company; (2) to canvas, recruit, interview and solicit independent director candidates; (3) to consider nominees recommended by, and respond to related inquiries received from, shareholders; and (4) to convey to the Board of Directors of the Company the results of its activities and recommendations with respect to individuals to be nominated to serve as directors of the Company; and further

                  RESOLVED, that, the membership of the Nominating Committee shall consist of the independent (disinterested) directors of the Company who are currently the following directors: Richard
                  R. Pivirotto, Chairman, Arthur G. Altschul, Jr., Lawrence B. Buttenwieser, Lewis B. Cullman, Gerald M. Edelman, John D. Gordan, III, Bill Green, Sidney R. Knafel, Joseph T. Stewart, Jr. and Raymond S. Troubh.

April 11, 2001